Exhibit 99.1

May 7, 2019	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas to Participate in American Gas Association Financial Forum

TULSA, Okla. - May 7, 2019 - ONE Gas, Inc. (NYSE: OGS) today announced it will participate in the American Gas Association Financial Forum on Tuesday and Wednesday, May 21-22, 2019, in Fort Lauderdale, Florida.

Pierce H. Norton II, president and chief executive officer, Caron Lawhorn, senior vice president and chief financial officer, Curtis Dinan, senior vice president, commercial, and Sid McAnnally, senior vice president, operations, will be conducting a series of meetings with members of the investment community.

The materials utilized at the conference will be accessible on the ONE Gas website, www.onegas.com, on Monday, May 20, 2019, beginning at 8 a.m. Eastern Daylight Time (7 a.m. Central Daylight Time).

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information, visit the website at www.ONEGas.com.

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